Exhibit 99.1

Semtech Corporation Updates Expectations for the Fourth Quarter of Fiscal Year 2009

CAMARILLO, Calif.--(BUSINESS WIRE)--January 22, 2009--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today updated its expectation for the fourth quarter of fiscal year 2009 ending January 25, 2009. The company now expects fourth quarter revenue to be between $61 million and $63 million, an estimated decline of 21% to 23% from the third quarter of fiscal year 2009 due to continued weakness in end demand as a result of worsening global economic conditions. Non-GAAP earnings per share are now expected to be between $0.13 and $0.15. The company’s previous guidance issued on November 19, 2008 was for revenue to be down sequentially in the range of 10% to 20% and Non-GAAP earnings per share to be between $0.15 and $0.20.

The company will not hold a conference call in conjunction with today’s release. The company has tentatively scheduled the announcement of the financial results for the fourth quarter of fiscal 2009 on Wednesday, March 4, 2009 after market close.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the depth and extent of current and continuing world wide economic disruption and uncertainty; and the Company’s ability to achieve anticipated revenues and earnings estimates in light of continuing economic uncertainty. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2008, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Semtech Corporation
Investor Relations, 805-480-2004